EXHIBIT 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of our securities is intended as a summary only. This description is based on our restated certificate of incorporation, as amended (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”), and applicable provisions of the Delaware General Corporation Law (the “DGCL”). This summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, each of which is incorporated by reference as an exhibit to this Registration Statement on Form S-3. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the DGCL for additional information.

As used herein, the terms “we,” “our” and “us” refer to Lakeland Industries, Inc.

General

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, when and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Holders of shares of our common stock do not have cumulative voting rights. The election of our Board of Directors is decided by a plurality of the votes cast at a meeting of our stockholders by the holders of stock entitled to vote in the election.

Payment of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs. In addition, our ability to pay dividends is subject to certain contractual restrictions imposed by our current senior financing facility.

All of our common stock outstanding is fully paid and nonassessable. No common stock is subject to call.

Indemnification of Officers and Directors

The Certificate of Incorporation and Bylaws contain provisions for the indemnification of our directors and officers, among others, to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Provisions of the Certificate of Incorporation, the Bylaws and the DGCL That May Have Anti-Takeover Effects

Provisions of Delaware Law. We are a Delaware corporation. Section 203 of the DGCL applies to us. It is an anti-takeover statute that is designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders.

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Under Section 203 of the DGCL, a Delaware corporation shall not engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder. “Business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. “Interested stockholder” is, subject to certain exceptions, any person (other than the corporation and any direct or indirect majority-owned subsidiary) who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This prohibition does not apply if:

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prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder’s becoming an interested stockholder;

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upon completion of the transaction resulting in the stockholder’s becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and by certain employee stock plans; or

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at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that the interested stockholder does not own.

A Delaware corporation may elect not to be governed by these restrictions. We have not opted out of Section 203.

Classified Board of Directors; Removal of Directors for Cause. Our Certificate of Incorporation and Bylaws provide for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the board of directors is authorized to fix the number of directors. The board of directors (or the remaining directors then in office, even if less than a quorum, or the sole remaining director) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, members of the board of directors may only be removed for cause by the affirmative vote of a majority of our outstanding voting stock, voting together as a single class. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock to amend or repeal certain provisions of our Certificate of Incorporation. This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, our Bylaws may be amended by the directors then in office.

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Effects of Authorized but Unissued Shares. We have shares of common stock and “blank check” preferred stock available for future issuance and may designate and issue preferred stock without stockholder approval, subject to the limitations imposed by the listing standards of The NASDAQ Global Market or any securities market or exchange our securities may be listed or traded on. Nasdaq Marketplace Rule 5635(d) requires that an issuer obtain stockholder approval prior to certain issuances of common stock or securities convertible into or exchangeable for common stock at a price less than the lower of the closing price or the five-day average closing price of such securities if such issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction. We do not currently intend to engage in any transactions which would require stockholder approval pursuant to Nasdaq Marketplace Rule 5635(d).

These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and “blank check” preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “LAKE.”

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